Exhibit 99.1

NEWS RELEASE

Contact:
Diane Bjorkstrom
Chief Financial Officer
408-982-8593
diane@tvia.com

FOR IMMEDIATE RELEASE

TVIA REPORTS RESULTS FOR SECOND QUARTER ENDED SEPTEMBER 30, 2004

SANTA CLARA, CALIFORNIA — November 3, 2004 - Tvia, Inc. (NASDAQ SmallCap: TVIA), a leading provider of display processors for the advanced television and emerging display markets, announced today financial results for the quarter ended September 30, 2004.

Revenue for the second quarter of fiscal 2005, ended September 30, 2004, was $617,000, compared to $620,000 for the quarter ended September 30, 2003. For the six months ended September 30, 2004, revenues were $1,145,000, as compared to $1,200,000 in the comparable period of fiscal 2004.

Net loss for the quarter ended September 30, 2004 was $1,598,000, or $0.07 per share compared to net income for the comparable quarter in fiscal 2004 of $7,442,000, or $0.32 per share on a diluted basis, after the sale of Tvia’s software business unit. The pre-tax gain on the sale of the business unit was $9,075,000 or $.38 per share on a diluted basis. Net loss for the six months ended September 30, 2004 was $3,123,000, or $0.14 per share compared to a net income for the comparable period in fiscal 2004 of $5,378,000, or $0.23 per share on a diluted basis after the sale of Tvia’s software business unit.

The operating loss for the quarter ended September 30, 2004 was $1,698,000, compared to an operating loss of $1,733,000 for the quarter ended September 30, 2003. The operating loss for the six months ended September 30, 2004 was $3,322,000, compared to an operating loss of $3,891,000, in the comparable period of fiscal 2004.

“Tvia is on schedule in strengthening its position in the DTV market” said Eli Porat, Tvia’s President and Chief Executive Officer. Tvia’s team has been successful in accelerating the delivery of a new range of high-quality Video Display Processors for the next generation high definition digital HDTV- ready LCD TVs and HD ready progressive-scan TVs. Tvia’s new TrueView 5705 low cost HD ready progressive CRT TV video processor, Tvia new upgraded TrueView 5600 HD ready LCD TV video processor, and the new Tvia TrueView 5605 HD ready video processor for Multimedia LCD TV are now available to customers. Tvia also announced the availability of the TrueView 5600 core to customers for enhancing the performance of LCD panels. As part of the effort to introduce new products to customers, Tvia has announced the addition of a highly experienced sales team and a new sales office located in Tokyo, Japan.

Tvia’s strategy centers on TrueView, a family of new generation digital display processors that provide outstanding price/performance and flexibility to manufacturers of advanced TV products. The new enhanced TrueView 5600 supports LCD TV and contains feature, which benefit LCD panel manufacturers. The TrueView 5605 with integrated Flexibus, including PCI and Xscale busses, provide the needed support to manufacturers of multimedia LCD TV. The other two devices of the TrueView family, the Trueview 5700 and TrueView 5705, are pin compatible and deliver outstanding SD & HD ready progressive-scan display for CRT-based TVs at a very attractive price performance. Tvia expects these processors will provide the highest-quality display at a price/performance ratio enabling manufacturers to rapidly-build the most cost-effective products for a variety of customers.

Management will host a conference call at 2 p.m. Pacific Time on November 3, 2004 to discuss Tvia’s results for the quarter ended September 30, 2004. The call can be accessed by calling (303) 262-2130 or by visiting www.tvia.com. A replay of the conference call will be available by calling (303) 590-3000, access code 11009035# or by visiting Tvia’s web site.

ABOUT TVIA

Tvia, Inc. is a fabless semiconductor company that designs and produces display processors for the interactive TV market. It offers a family of flexible, high-quality display processors to Asia-Pacific TV manufacturers, creating next-generation digital LCD, HD, and progressive-scan TVs. Tvia provides customers with the foundation for building the most cost-effective TVs on the market.

Information in this release that involves Tvia’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release include statements as to Tvia’s focus, strategy and progress, Tvia’s development of new products, the features and benefits of Tvia’s products, and product acceptance and introduction by customers. All forward-looking statements included in this release are based upon information available to Tvia as of the date of this release, and Tvia assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences or risks associated with our business are discussed in the Company’s Annual Report on Form 10-K for the year ended March 31, 2004 filed on June 22, 2004, and Form 10-Q for the quarter ended June 30, 2004 filed on August 6, 2004, with the Securities and Exchange Commission (“SEC”), and in other reports filed from time to time with the SEC. These risks include, but are not limited to, the slower than anticipated emergence of the interactive television market, our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a timely manner, and the extent and duration of the current economic and business environment.

TVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30,	March 31,
	2004	2004
ASSETS Current assets:
Cash and cash equivalents	$3,012	$3,259
Short term investments	21,780	23,947
Accounts receivable, net	365	295
Inventories	642	602
Other current assets	736	1,241

Total current assets	26,535	29,344
Property and equipment, net	1,537	1,947
Other assets	54	112

Total assets	$28,126	$31,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$160	$201
Accrued liabilities and other	681	657
Short term portion of capital leases	255	486

Total current liabilities	1,096	1,344
Total stockholders’ equity	27,030	30,059

Total liabilities and stockholders’ equity	$28,126	$31,403

TVIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003
Revenues	$617	$620	$1,145	$1,200
Cost of revenues	351	354	643	697

Gross profit	266	266	502	503
Operating expenses:
Research and development	1,311	1,389	2,510	3,049
Sales, general and administrative	653	610	1,314	1,345

Total operating expenses	1,964	1,999	3,824	4,394

Operating loss	(1,698)	(1,733)	(3,322)	(3,891)
Interest income	100	100	199	194
Gain on sale of software business	—	9,075	—	9,075

Net income (loss)	$(1,598)	$7,442	$(3,123)	$5,378

Basic net income (loss) per share	$(0.07)	$0.34	$(0.14)	$0.24

Diluted net income (loss) per share	$(0.07)	$0.32	$(0.14)	$0.23

Shares used in the per share calculation:
Basic	22,731	22,198	22,703	22,171

Diluted	22,731	23,612	22,703	23,255